Year Ended October 31, 2004

John Hancock Series Trust
John Hancock Technology Fund
Series - 3
NAV per share - Class C      $ 2.96
NAV per share - Class I        $ 3.47


John Hancock Small Cap Growth Fund Series - 4 NAV per share - Class C $ 8.04 NAV per share - Class I $ 9.48


John Hancock Multi Cap Growth Fund
 Series -  5
NAV per share - Class C        $ 7.77


John Hancock Real Estate Fund Series - 7 NAV per share - Class C $ 16.63 Dividend per share
From net investment income - Class C - $0.1596


John Hancock Focused Equity Fund
Series -  8
NAV per share - Class C     $  6.35


John Hancock Mid Cap Equity Fund Series - 9 NAV per share - Class C $ 11.54 NAV per share - Class I $ 11.66